

<ARTICLE>                     5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK>                         0000805297
<NAME>                        KRUPP INSURED PLUS-II LIMITED PARTNERSHIP

<PERIOD-TYPE>                 9-MOS
<FISCAL-YEAR-END>             Dec-31-1999
<PERIOD-END>                  Sep-30-1999
<CASH>                          5,853,876
<SECURITIES>                   64,643,361<F1>
<RECEIVABLES>                     446,954
<ALLOWANCES>                            0
<INVENTORY>                             0
<CURRENT-ASSETS>                  236,203<F2>
<PP&E>                                  0
<DEPRECIATION>                          0
<TOTAL-ASSETS>                 71,180,394
<CURRENT-LIABILITIES>              13,499
<BONDS>                                 0
<PREFERRED-MANDATORY>                   0
<PREFERRED>                             0
<COMMON>                       70,990,521<F3>
<OTHER-SE>                        176,374<F4>
<TOTAL-LIABILITY-AND-EQUITY>   71,180,394
<SALES>                                 0
<TOTAL-REVENUES>                6,490,413<F5>
<CGS>                                   0
<TOTAL-COSTS>                           0
<OTHER-EXPENSES>                1,463,188<F6>
<LOSS-PROVISION>                        0
<INTEREST-EXPENSE>                      0
<INCOME-PRETAX>                 5,027,225
<INCOME-TAX>                            0
<INCOME-CONTINUING>             5,027,225
<DISCONTINUED>                          0
<EXTRAORDINARY>                         0
<CHANGES>                               0
<NET-INCOME>                    5,027,225
<EPS-BASIC>                           0<F7>
<EPS-DILUTED>                           0<F7>

<F1>Includes  Participating  Insured Mortgages  ("PIMs") of $41,937,706 and
    Mortgage-Backed Securities ("MBS") of $22,705,655.
<F2>Includes  prepaid  acquisition  fees and expenses of $3,769,759  net of accumulated amortization of $3,549,516 and prepaid participation servicing fees of $1,065,063 net of accumulated amortization of $1,049,103.
<F3>Represents  total  equity of General  Partners  and  Limited  Partners.
    General Partners deficit of ($301,437) and Limited Partners equity of $71,291,958.
<F4>Unrealized gains on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $850,434 of amortization of prepaid fees and expenses.
<F7>Net income allocated $150,817 to the General Partners and $4,876,408 to the Limited Partners. Average net income per Limited Partner interest is $.33 on 14,655,512 Limited Partner interests outstanding.

